In accordance with SEC rules regarding the delisting of securities on any exchange, as required by Exchange Act
Rule 12d2-2 ( c) (3) the CHX provides
the following information.The Chicago Stock
Exchange (CHX) has received
notice from Wm. Wrigley Jr. Company (WWY) requesting the delisting of their common stock, from listing and registration. WWY ceased public trading at the close
October 7, 2008. For further information, please contact the Listing Department at 312 663 2581

Listing Contact Information
Eileen Daut
The Chicago Stock Exchange
440 S. LaSalle Street
Chicago, IL 60605
312.663.2581
edaut@chx.com